Exhibit 99.1

Portola Pharmaceuticals Reports Second Quarter 2018 Financial Results

and Provides Corporate Update

– Conference Call Today at 8:30 a.m. ET –

South San Francisco, Calif. (August 9, 2018) – Portola Pharmaceuticals, Inc.® (Nasdaq: PTLA) today reported financial results for the three months ended June 30, 2018 and provided a corporate update.

“The second quarter of 2018 brought a significant addition to our product suite with the U.S. Food and Drug Administration’s Accelerated Approval of Andexxa and the initiation of our Early Supply Program. Together with Bevyxxa, we now have two FDA-approved, first-and-only medicines for their indications in the field of thrombosis with the potential to impact public health,” said Mardi Dier, interim co-president and chief financial officer of Portola. “In the second half of the year, we remain focused on continuing to lay the foundation for the U.S. launch of Bevyxxa and preparing for a number of significant milestones, including our regulatory submission in the U.S. for the Generation 2 Andexxa product, review and potential approval for andexanet alfa in Europe, and determining the development and regulatory path forward for cerdulatinib, our Syk/JAK inhibitor and the third novel compound discovered in our labs.”

Second Quarter 2018 Financial Results

Total revenue for the second quarter of 2018 was $4.0 million, compared with $3.8 million for the second quarter of 2017. This includes $1.7 million in collaboration and license revenue earned under Portola’s collaboration and license agreements with Bristol-Myers Squibb Company, Pfizer, Bayer Pharma, Janssen Pharmaceuticals and Daiichi Sankyo, as well as $2.2 million from initial sales of Andexxa in the U.S. under the Company’s Early Supply Program launched in May 2018, and $33,000 in product revenue from sales of Bevyxxa, which launched in the U.S. in January 2018.

Total operating expenses for the second quarter of 2018 were $107.7 million, compared with $69.6 million for the same period in 2017. Total operating expenses for the second quarter of 2018 included $13.2 million in stock-based compensation expense, compared with $13.3 million for the same period in 2017.

Research and development expenses were $66.4 million for the second quarter of 2018, compared with $49.3 million for the second quarter of 2017. The increase is due to the second Generation 2 Andexxa commercial manufacturing campaign. Selling, general and administrative expenses for the second quarter of 2018 were $40.2 million, compared with $20.3 million for the same period in 2017. The increase is due to the build-out of the field force and marketing spend for the Andexxa Early Supply Program and the Bevyxxa launch.

For the second quarter of 2018, Portola reported a net loss of $106.2 million, or $1.61 net loss per share, compared with a net loss of $69.7 million, or $1.22 net loss per share, for the same period in 2017. Shares used to compute net loss per share attributable to common stockholders were 65.9 million for the second quarter of 2018 compared with 57.1 million for the same period in 2017.

Cash, cash equivalents and investments at June 30, 2018 totaled $456.7 million, compared with $534.2 million as of December 31, 2017.

Based on the FDA approval of Andexxa in May 2018, the Company earned an additional $100 million milestone payment from its royalty-based financing arrangement with Health Care Royalty Partners.

Recent Achievements and Events

•	Received Accelerated Approval from the FDA for Andexxa and initiated commercial launch under the Early Supply Program.

•	Completed the second successful manufacturing campaign of Generation 2 Andexxa product.

•	Continued progress with the Bevyxxa U.S. commercial launch, including formulary wins, reimbursement coverage and physician education.

•

New interim results from the ongoing Phase 2a study of cerdulatinib presented at the 2018 American Society of Clinical Oncology (ASCO) Annual Meeting and 23rd Congress of the European Hematology Association (EHA).

•	Four abstracts presented at the International Society on Thrombosis and Haemostasis (ISTH) meeting.

•	Received New Technology Add-on Payment for Andexxa from the Centers for Medicare and Medicaid Services.

Upcoming Milestones

•	Eight abstracts to be presented at the European Society of Cardiology (ESC) meeting.

•	Submit Prior Approval Supplement (PAS) for Generation 2 Andexxa product by the end of August, positioning the Company for a broader commercial launch in early 2019, upon FDA approval.

•	On track to deliver additional data to European regulatory authorities in the fourth quarter, with potential for European approval of andexanet alfa in the first half of 2019.

•	Ongoing discussion with the FDA on the potential regulatory pathway for cerdulatinib.

Conference Call Details

Portola will host a conference call today, Thursday, August 9, 2018, at 8:30 a.m. ET, during which time management will discuss the second quarter 2018 financial results, updates on the U.S. launches of Andexxa and Bevyxxa, and other matters. The live call can be accessed by phone by dialing (844) 452-6828 from the U.S. and Canada or 1 (765) 507-2588 internationally and using the passcode 6650817. The webcast can be accessed live on the Investor Relations section of the Company’s website at http://investors.portola.com. It will be archived for 30 days following the call.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Product revenue, net	$2,265	$—	$2,871	$—
Collaboration and license revenue	1,746	3,787	7,784	8,915

Total revenues	4,011	3,787	10,655	8,915

Operating expenses:
Cost of Sales	1,052	—	1,388	—
Research and development	66,440	49,292	126,507	79,937
Selling, general and administrative	40,214	20,329	71,755	35,350

Total operating expenses	107,706	69,621	199,650	115,287

Loss from operations	(103,695)	(65,834)	(188,995)	(106,372)
Interest and other income (expense), net	1,828	(124)	5,199	289
Interest expense	(4,104)	(3,456)	(6,685)	(5,095)

Net loss	(105,971)	(69,414)	(190,481)	(111,178)
Net (income) loss attributable to noncontrolling interest (SRX Cardio)	(223)	(240)	109	(195)

Net loss attributable to Portola	$(106,194)	$(69,654)	$(190,372)	$(111,373)

Net loss per share attributable to Portola common stockholders:
Basic and diluted	$(1.61)	$(1.22)	$(2.90)	$(1.96)

Shares used to compute net loss per share attributable to Portola common stockholders:
Basic and diluted	65,884,767	57,050,523	65,698,391	56,872,644

Unaudited Condensed Consolidated Balance Sheet Data

(In thousands)

	June 30, 2018	December 31, 2017
	(Unaudited)
Cash, cash equivalents and investments	$456,665	$534,233
Prepaid research and development	1,282	734
Prepaid manufacturing	17,880	2,333
Trade and other receivables, net	3,421	3,750
Unbilled - collaboration and license revenue	6,491	—
Total current assets	478,882	477,923
Property and equipment, net	5,358	5,217
Intangible assets	7,567	7,851
Prepaid and other long-term assets	14	9,609
Total assets	512,598	571,676
Accounts payable	6,746	9,304
Accrued research and development	39,015	44,973
Accrued compensation and other liabilities	14,919	15,078
Deferred revenue (current portion and long-term)	10,122	29,967
Current portion of notes payable and long term debt	5,971	—
Total current liabilities	71,579	80,524
Notes payable, less current portion	49,937	50,565
Long term debt, less current portion	150,299	54,251
Long term obligation to collaborator, less current portion	7,527	8,000
Total liabilities	292,537	222,183
Total Portola stockholders’ equity	217,683	346,866
Noncontrolling interest (SRX Cardio)	2,378	2,627
Total stockholders’ equity	220,061	349,493
Total liabilities and stockholders’ equity	512,598	571,676

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a commercial-stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics that could significantly advance the fields of thrombosis and other hematologic diseases. The Company’s two FDA-approved medicines are Andexxa® [coagulation factor Xa (recombinant), inactivated-zhzo], the first and only antidote for patients treated with rivaroxaban and apixaban when reversal of anticoagulation is needed due to life-threatening or uncontrolled bleeding, and Bevyxxa® (betrixaban), the first and only oral, once-daily Factor Xa inhibitor for the prevention of VTE in adult patients hospitalized for an acute medical illness. The company also is advancing cerdulatinib, a Syk/JAK inhibitor for the treatment of hematologic cancers.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, the statements under the caption “Upcoming Milestones,” and those regarding potential regulatory approvals, the potential public health impact of Andexxa and Bevyxxa, and other activities planned for the second half of 2018. Risks that contribute to the uncertain nature of the forward-looking statements include: the risk that physicians, patients and payers may not see the benefits of utilizing Andexxa or Bevyxxa for the indications which they are approved; our ability to continue to manufacture our products and to expand approved manufacturing facilities; the possibility of unfavorable results from additional clinical trials involving Andexxa; the risk that the EMA may not approve Andexxa in the currently anticipated timelines or at all, and that any marketing approvals or reimbursement limitations may have significant limitations on its use; the risk that Portola may not obtain additional regulatory approvals necessary to expand approved indications for Andexxa; our expectation that we will incur losses for the foreseeable future and will need additional funds to finance our operations; the accuracy of our estimates regarding expenses and capital requirements; our ability to successfully build a hospital-based sales force and commercial infrastructure; our ability to obtain and maintain intellectual property protection for our product candidates; and our ability to retain key scientific or management personnel. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our most recent quarterly report on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Investor Contact:	Media Contact:

Cara Miller	Laurie Masonson
Portola Pharmaceuticals	Pure Communications
ir@portola.com	lmasonson@purecommunications.com